Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

Voya Partners, Inc., Voya Investors Trust

We consent to the use of our report dated February 22, 2019, with respect to the financial statements of VY® Pioneer High Yield Portfolio, a series of Voya Partners Inc., and Voya High Yield Portfolio, a series of Voya Investors Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 11, 2019